SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO § 240.13d-1(a) AND AMENDMENTS THERETO FILED

PURSUANT TO § 240.13 d-2(a)

Under the Securities Exchange Act of 1934

(Amendment No. 4)*

LATAM Airlines Group S.A.

(Translation of Registrant’s Name Into English)

Shares of Common Stock without par value

(Title of Class of Securities)

N/A

(CUSIP Number)

Felipe Arriagada Subercaseaux

Costa Verde Aeronáutica S.A.

Presidente Riesco 5711, 11th floor, Las Condes, Santiago, Chile

Tel: (+56-2)-337-1350

Alfonso Ignacio Ugarte Cifuentes

Cuatrecasas

Av. Nueva Costanera 3300, 4th floor, Las Condes, Santiago, Chile

Tel: (+56 2)-2889-9900

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

With copies to:

Richard G. Mason, Esq.

Victor Goldfeld, Esq.

Wachtell, Lipton, Rosen & Katz

51 W 52nd St, New York, NY 10019

Tel: (212) 403 1000

September 7, 2021

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box:  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 240.13d-7 for other parties to whom copies are to be sent.

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Costa Verde Aeronáutica S.A.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON CO

2

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Inversiones Costa Verde Limitada y Compañía en Comandita por Acciones
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Inversiones Costa Verde Aeronáutica S.A.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Inversiones del Cantábrico Limitada
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Inmobiliaria e Inversiones Colunga Limitada
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Inmobiliaria e Inversiones El Fano Limitada
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Inmobiliaria e Inversiones Puerto Claro Limitada
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Inmobiliaria e Inversiones Caravia Limitada
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Inmobiliaria e Inversiones Priesca Limitada
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Inmobiliaria e Inversiones La Espasa Limitada
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Inversiones Costa Verde Limitada
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Andrea Raquel Cueto Ventura Uno y Cía. Ltda.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Manuela Cueto Sarquis Uno y Cía. Ltda.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Fernanda Cuéto Delano Uno y Cía. Ltda.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS María Esperanza Alcaíno Cueto Uno y Cía. Ltda.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Isidora Cueto Cazes y Cía. Ltda.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Andrea Cueto Ventura Dos y Cía. Ltda.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Manuela Cueto Sarquis Dos y Cía. Ltda.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Fernanda Cueto Délano Dos y Cía. Ltda.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS María Esperanza Alcaíno Cueto Dos y Cía. Ltda.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON CO

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Juan José Cueto Plaza
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Ignacio Javier Cueto Plaza
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Enrique Miguel Cueto Plaza
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS María Esperanza Cueto Plaza
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Isidora Cueto Cazes
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Felipe Jaime Cueto Ruiz-Tagle
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS María Emilia Cueto Ruiz-Tagle
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Andrea Raquel Cueto Ventura
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Daniela Esperanza Cueto Ventura
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39) (3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Valentina Sara Cueto Ventura
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39) (3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Alejandra Sonia Cueto Ventura
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39) (3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Francisca María Cueto Ventura
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Juan José Cueto Ventura
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Pedro Cueto Sarquis
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39)(3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Juan Cueto Sarquis
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39) (3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Antonia Cueto Sarquis
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39) (3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Manuela Cueto Sarquis
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39) (3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Fernanda Cueto Délano
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39) (3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Ignacio Cueto Délano
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39) (3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Javier Cueto Délano
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39) (3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Pablo Cueto Délano
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39) (3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS José Cueto Délano
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39) (3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS Nieves Isabel Alcaíno Cueto
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39) (3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS María Elisa Alcaíno Cueto
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39) (3)
14	TYPE OF REPORTING PERSON IN

CUSIP No. N/A

1	NAMES OF REPORTING PERSONS María Esperanza Alcaíno Cueto
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(1), (2) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF; OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Chile

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSONS WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 99,381,777
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 99,381,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,381,777
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.4 (16.39) (3)
14	TYPE OF REPORTING PERSON IN

(1)

The reporting persons set forth herein (the “Reporting Persons”) together with the Other Shareholders (as defined herein) may be deemed to constitute a “group” within the meaning of Section 13(d) of the Act on account of these parties engaging in the discussions described in Item 4 below. As noted below, the Reporting Persons expressly disclaim membership in such a group.

(2)

This filing does not reflect any Shares that may be deemed to be beneficially owned by the Reporting Persons as a result of membership in a “group” with the Other Shareholders within the meaning of Section 13(d) of the Act, and the Reporting Persons expressly disclaim such membership. See Item 4 below for additional information.

(3)

Percentage calculated on the basis of 606,407,693 Shares, outstanding as of June 30, 2021, as reported by LATAM in its Report of Foreign Private Issuer on Form 6-K, submitted to the Securities and Exchange Commission on August 10, 2021, and rounded up in accordance with instruction 13 of the cover page for Schedule 13D.

This Amendment No. 4 amends and supplements the information set forth in the Schedule 13D filed by the Reporting Persons with the United States Securities and Exchange Commission (the “SEC”) on March 19, 2010, as amended and supplemented by Amendment No. 1 thereto filed on January 21, 2011, Amendment No. 2 thereto filed on October 23, 2019 and Amendment No. 3 thereto filed on January 8, 2020 (the “Schedule 13D”). All capitalized terms contained herein but not otherwise defined shall have the meanings given to such terms in the Schedule 13D.

Item 2. Identity and Background.

Item 4 of the Schedule 13D is hereby amended and supplemented by adding the following with respect to additional intermediate holding companies that have been added as Reporting Persons:

Each of Isidora Cueto Cazes y Cía. Ltda., Andrea Raquel Cueto Ventura Uno y Cía. Ltda., Andrea Cueto Ventura Dos y Cía. Ltda., Fernanda Cueto Délano Uno y Cía. Ltda., Fernanda Cueto Délano Dos y Cía. Ltda., Manuela Cueto Sarquis Dos y Cía. Ltda., Manuela Cueto Sarquis Uno y Cía. Ltda., María Esperanza Alcaíno Cueto Uno y Cía. Ltda. and María Esperanza Alcaíno Cueto Dos y Cía. Ltda. (the “New Reporting Persons”) is a Chilean limited corporation, and is a holding company with a principal business of holding securities. The address of each of the New Reporting Persons’ respective principal businesses and principal offices is Avenida Presidente Riesco 5711, 11th floor, Las Condes, Santiago.

During the last five years, none of the New Reporting Persons has been (a) convicted in a criminal proceeding or (b) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction (the result of which was to cause any of the Reporting Persons to be subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws).

Item 4. Purpose of Transaction.

Item 4 of the Schedule 13D is hereby amended and supplemented by adding the following:

On May 26, 2020, LATAM and certain of its affiliates and subsidiaries filed a voluntary petition in the United States Bankruptcy Court for the Southern District of New York seeking relief under chapter 11 of title 11 of the United States Code (“Chapter 11”). Thereafter, on July 7 and 9, 2020, an additional 9 affiliated debtors (together with LATAM and certain of its affiliates and subsidiaries, the “Debtors”) filed voluntary petitions for relief under Chapter 11. The Debtors’ Chapter 11 bankruptcy proceedings are pending and are jointly administered under Case No. 20-11254.

In connection with the Debtors’ Chapter 11 proceedings and the Debtors’ efforts to formulate a reorganization plan, certain of the Reporting Persons are in discussions with LATAM, certain other holders of Shares, namely Delta Air Lines, Inc., Qatar Airways Investment (UK) Ltd. and Inversiones Andes SpA (which, according to LATAM’s Annual Report on Form 20-K, submitted to the Securities and Exchange Commission on March 9, 2021, beneficially own with their respective subsidiaries and affiliated holders 121,281,538, 60,640,768 and 27,644,702 Shares, or approximately 20.0%, 10.0% and 4.6%, respectively, as of June 30, 2021, of the outstanding Shares (collectively, the “Other Shareholders”)) and various creditor stakeholders in order to evaluate, with respect to the Reporting Persons’ separate and distinct interests, various transactions that could form the basis of a plan of reorganization for the Debtors. These transactions may include, but are not limited to, debt or equity financings, rights offerings, exchanges, debt conversions, restructurings or other similar recapitalization transactions. The Reporting Persons may engage in further discussions from time to time with the Other Shareholders and other parties, including LATAM and creditor stakeholders, regarding such potential transactions and plan of reorganization.

The Reporting Persons expressly disclaim membership in a “group” within the meaning of Section 13(d) of the Act and beneficial ownership over any of the Shares beneficially owned by the Other Shareholders. Nothing in this Amendment No. 4 shall be deemed an admission that the Reporting Persons are a member of a “group” within the meaning of Section 13(d) of the Act with any other person.

The information set forth in this Item 4 is subject to change from time to time and at any time, and there can be no assurances that the Reporting Persons will or will not enter into, exercise or take, or cause to be entered into, exercised or taken, any arrangements or actions described above or similar thereto.

Except as set forth above, none of the Reporting Persons has any plan or proposal which relates to or would result in any of the transactions described in subparagraphs (a) through (j) of Item 4 of Schedule 13D, although the Reporting Persons reserve the right to do so.

Item 5. Interest in Securities of the Issuer.

As of the date of this filing, the Reporting Persons named below had the following direct ownership interests in the Shares.

	Directly Owned(1)		Indirectly Owned(1)		Directly and Indirectly Owned(1)
	Number	% of Class	Number	% of Class	Number	% of Class
Costa Verde Aeronáutica S.A.	91,605,886	15.1%	0	0%	91,605,886	15.1%
Inv. Costa Verde Ltda. y Cía. en Comandita por Acciones(2)	7,775,891	1.3%	91,605,886	15.1%	99,381,777	16.4%

(1)

All share totals and percentages are based on 606,407,693 outstanding as of June 30, 2021, as reported by LATAM in its Report of Foreign Private Issuer on Form 6-K, submitted to the Securities and Exchange Commission on June 30, 2021.

(2)

Since the Reporting Persons filed Amendment No. 3 to this Schedule 13D, there have been a number of internal restructurings and certain other transactions involving certain of the Reporting Persons. Namely:

•

As part of a reorganization of Costa Verde Aeronáutica S.A. (“CVA”), on May 29, 2020, CVA’s subsidiaries, Inversiones Nueva Costa Verde Aeronáutica Dos S.A. and Costa Verde Aeronáutica Tres SpA merged with Inversiones Nueva Costa Verde Aeronáutica Limitada, by incorporating the first two into the latter. Thus, by virtue of the merger, the subsidiary Inversiones Nueva Costa Verde Aeronáutica Limitada absorbed and became the legal successor of the subsidiaries Inversiones Nueva Costa Verde Aeronáutica Dos S.A. and Costa Verde Aeronáutica Tres SpA, which were therefore dissolved.

•

Likewise, on August 18, 2020, the subsidiary Inversiones Nueva Costa Verde Aeronáutica Limitada was merged into CVA, as the latter had acquired all the equity interest in the former. In this way, CVA absorbed and became the legal successor of the subsidiary Inversiones Nueva Costa Verde Aeronáutica Limitada, which was therefore dissolved.

•

On September 22, 2020, Inversiones Priesca Dos y Cía. Ltda., Inversiones Caravia Dos y Cía. Ltda., Inversiones El Fano Dos y Cía. Ltda., Inversiones La Espasa Dos y Cía. Ltda. and Inversiones La Espasa Dos S.A. sold the Shares then held by them to Inversiones Costa Verde Limitada y Compañía en Comandita por Acciones.

•

On November 19, 2020, CVA’s Board of Directors granted a power-of-attorney to Larrain Vial S.A. Corredora de Bolsa to sell 4 million Shares. On October 27, 2020, Larrain Vial S.A. Corredores de Bolsa assigned said power-of-attorney to MBI Corredores de Bolsa S.A. On November 30, 2020, all of the 4 million Shares were sold.

•

On December 28, 2020, an extraordinary shareholders’ meeting of CVA agreed its division. For this purpose, the shareholders agree to establish a new company called TEP Aeronáutica S.A. The purpose of the aforementioned division was to achieve a scheduled exit of CVA’s shareholder TEP Chile S.A., which, prior to such division, held a 21.88% stake in the share capital. This division is described in LATAM’s Annual Report on Form 20-F, submitted to the Securities and Exchange Commission on March 9, 2021. As a result of this division, the aggregate number of Shares beneficially owned by the Reporting Persons was reduced by 26,738,613.

•

On April 30, 2021, the subsidiary Costa Verde Aeronáutica SpA was merged into CVA. As a result, CVA absorbed and became the legal successor of the subsidiary Costa Verde Aeronáutica SpA, which was therefore dissolved.

This Amendment No. 4 also includes additional intermediate holding companies as Reporting Persons.

The Reporting Persons are the beneficial owners of 99,381,777 Shares (representing 16.4% of the issued and outstanding Shares as of June 30, 2021), and, subject to the restrictions under the Framework Agreement as described in Amendment No. 2 to this Schedules 13D filed on October 23, 2019, the Reporting Persons have shared power to vote or direct the vote of, and shared power to dispose of or direct the disposition of, all of such Shares.

No transactions in the Shares were effected by the Reporting Persons during the 60 day period ended September 7, 2021.

SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

September 7, 2021	JUAN JOSÉ CUETO PLAZA

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza

September 7, 2021	IGNACIO JAVIER CUETO PLAZA

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

September 7, 2021	ENRIQUE MIGUEL CUETO PLAZA

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

September 7, 2021	MARÍA ESPERANZA CUETO PLAZA

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

September 7, 2021	ISIDORA CUETO CAZES

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

September 7, 2021	FELIPE JAIME CUETO RUIZ-TAGLE

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

September 7, 2021	MARÍA EMILIA CUETO RUIZ-TAGLE

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

September 7, 2021	ANDREA RAQUEL CUETO VENTURA

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

September 7, 2021	DANIELA ESPERANZA CUETO VENTURA

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

September 7, 2021	VALENTINA SARA CUETO VENTURA

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

September 7, 2021	ALEJANDRA SONIA CUETO VENTURA

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

September 7, 2021	FRANCISCA MARÍA CUETO VENTURA

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

September 7, 2021	JUAN JOSÉ CUETO VENTURA

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

September 7, 2021	MANUELA CUETO SARQUIS

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

September 7, 2021	PEDRO CUETO SARQUIS

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

September 7, 2021	JUAN CUETO SARQUIS

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

September 7, 2021	ANTONIA CUETO SARQUIS

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

September 7, 2021	FERNANDA CUETO DÉLANO

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

September 7, 2021	IGNACIO CUETO DÉLANO

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

September 7, 2021	JAVIER CUETO DÉLANO

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

September 7, 2021	PABLO CUETO DÉLANO

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

September 7, 2021	JOSÉ CUETO DÉLANO

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

September 7, 2021	NIEVES ISABEL ALCAÍNO CUETO

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

September 7, 2021	MARÍA ELISA ALCAÍNO CUETO

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

September 7, 2021	MARÍA ESPERANZA ALCAÍNO CUETO

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

September 7, 2021	COSTA VERDE AERONÁUTICA S.A.

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

September 7, 2021	INVERSIONES COSTA VERDE LIMITADA Y COMPAÑÍA EN COMANDITA POR ACCIONES

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

September 7, 2021	INVERSIONES COSTA VERDE LIMITADA

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

September 7, 2021	INVERSIONES COSTA VERDE AERONÁUTICA S.A.

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

September 7, 2021	INVERSIONES DEL CANTÁBRICO LIMITADA

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

September 7, 2021	INMOBILIARIA E INVERSIONES LA ESPASA LIMITADA

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

September 7, 2021	INMOBILIARIA E INVERSIONES CARAVIA LIMITADA

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

September 7, 2021	INMOBILIARIA E INVERSIONES PUERTO CLARO LIMITADA

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

September 7, 2021	INMOBILIARIA E INVERSIONES PRIESCA LIMITADA

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

September 7, 2021	INMOBILIARIA E INVERSIONES EL FANO LIMITADA

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

September 7, 2021	INMOBILIARIA E INVERSIONES COLUNGA LIMITADA

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

September 7, 2021	ANDREA RAQUEL CUETO VENTURA UNO Y CÍA. LTDA.

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

September 7, 2021	MANUELA CUETO SARQUIS UNO Y CÍA. LTDA.

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

September 7, 2021	FERNANDA CUETO DÉLANO UNO Y CÍA. LTDA.

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

September 7, 2021	MARÍA ESPERANZA ALCAÍNO CUETO UNO Y CÍA. LTDA.

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

September 7, 2021	ISIDORA CUETO CAZES Y CÍA. LTDA.

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

September 7, 2021	ANDREA CUETO VENTURA DOS Y CÍA. LTDA.

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

September 7, 2021	MANUELA CUETO SARQUIS DOS Y CÍA. LTDA.

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

September 7, 2021	FERNANDA CUETO DÉLANO DOS Y CÍA. LTDA.

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact

September 7, 2021	MARÍA ESPERANZA ALCAÍNO CUETO DOS Y CÍA. LTDA.

	By:	/s/ Juan José Cueto Plaza
Name: Juan José Cueto Plaza
Title: Attorney-in-fact